August 2012 Filed pursuant to Rule 433 dated August 9, 2012 relating to Preliminary Pricing Supplement No. 290 dated August 9, 2012 to Registration Statement No. 333-178081
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities

Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index
Outperformance PLUS provide the opportunity to gain capped leveraged exposure to the relative outperformance of one index over another.  The Outperformance PLUS will not pay any interest and do not guarantee any return of principal at maturity.  Instead, the Outperformance PLUS will pay a capped 300% leveraged return based on the positive difference, if any, between the percentage performance of the S&P 100® Index (the “OEX Index”), which tracks large-capitalization U.S. equities,  relative to the percentage performance of the Russell 2000® Index (the “RTY Index”), which tracks small capitalization U.S. equities, and subject to the maximum payment at maturity.  If the OEX Index underperforms the RTY Index, the Outperformance PLUS will pay an amount, which will be less than the stated principal amount based on a 1% loss of principal for each 1% of underperformance.  Accordingly, you will lose some or all of your investment if the OEX Index underperforms the RTY Index.  The Outperformance PLUS are based on relative performance.  Consequently, you will earn a positive return even if both indices go down over the term of the Outperformance PLUS as long as the OEX Index has decreased less than the RTY Index.  Similarly, you may earn a negative return even if both indices go up over the term of the Outperformance PLUS, if the OEX Index has increased less than the RTY Index.  Accordingly, investors in the Outperformance PLUS must be willing to accept the risk of losing their entire initial investment.  The Outperformance PLUS are for investors who are willing to risk their principal in exchange for the opportunity to receive a capped positive return if the OEX Index outperforms the RTY Index and the leverage feature, which applies to a limited range of positive relative performance of the OEX Index over the RTY Index.  The Outperformance PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Outperformance PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Original issue price:	$10 per Outperformance PLUS
Stated principal amount:	$10 per Outperformance PLUS
Pricing date:	August , 2012
Issue date:	August , 2012 (5 business days after the pricing date)
Maturity date:	February , 2014, subject to postponement for market disruption events
OEX Index:	S&P 100® Index
RTY Index:	Russell 2000® Index
Payment at maturity:
▪  If the OEX Index outperforms the RTY Index:
the product of (i) $10 times (ii) 1 plus (a) the outperformance return times (b) the participation rate, subject to the maximum payment at maturity; or
▪  If the OEX Index underperforms the RTY Index:
an amount less than the stated principal amount and equal to the product of (i) $10 times (ii) 1 plus the outperformance return.  This amount will be less than the $10 stated principal amount of Outperformance PLUS and could be zero.

Maximum payment at maturity:	$11.10 to $11.40 (110% to 114% of the stated principal amount), to be determined on the pricing date
Participation rate:	300%
Outperformance return:
The OEX Index return less the RTY Index return
▪ If the OEX Index outperforms the RTY Index, the outperformance return will be positive
▪ If the OEX Index underperforms the RTY Index, the outperformance return will be negative

OEX Index return:	OEX Index final value – OEX Index initial value OEX Index initial value
RTY Index return:	RTY Index final value – RTY Index initial value RTY Index initial value
OEX Index initial value:	The closing value of the OEX Index on the pricing date.
OEX Index final value:	The closing value of the OEX Index on the valuation date.
RTY Index initial value:	The closing value of the RTY Index on the pricing date.
RTY Index final value:	The closing value of the RTY Index on the valuation date.
Valuation date:	February , 2014, subject to postponement for market disruption events
CUSIP / ISIN:	61755S545 / US61755S5459
Listing:	The Outperformance PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Outperformance PLUS	$10.00	$0.20	$9.80
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.20 for each Outperformance PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see  “Description of Outperformance PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 290 dated August 10, 2012
Prospectus Supplement dated November 21, 2011           Index Supplement dated November 21, 2011      Prospectus dated November 21, 2011

The Outperformance PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Investment Overview

Outperformance PLUS
The Outperformance PLUS will not pay any interest and do not guarantee any return of principal at maturity.  Instead, the Outperformance PLUS will pay a capped 300% leveraged return based on the positive difference, if any, between the percentage performance of the OEX Index relative to the percentage performance of the RTY Index and subject to the maximum payment at maturity.  If the OEX Index underperforms the RTY Index, the Outperformance PLUS will pay an amount, which will be less than the stated principal amount based on a 1% loss of principal for each 1% of underperformance.  Accordingly, you will lose some or all of your investment if the OEX Index underperforms the RTY Index.  The Outperformance PLUS are based on relative performance.  Consequently, you will earn a positive return even if both indices go down over the term of the Outperformance PLUS as long as the OEX Index has decreased less than the RTY Index.  Similarly, you may earn a negative return even if both indices go up over the term of the Outperformance PLUS, if the OEX Index has increased less than the RTY Index.

Index Overview

OEX Index
The OEX Index is calculated, maintained and published by Standard and Poor’s.  It is a subset of the S&P 500® Index and comprises 100 leading U.S. stocks with exchange-listed options.  Constituents of the OEX Index are selected for sector balance.  The calculation of the value of the OEX Index is based on the relative value of the aggregate market value of the common stocks of 100 companies as of a particular time as compared to the aggregate average market value of the common stocks of 100 similar companies during the base period.  For additional information about the OEX Index, see the information set forth under “S&P 100® Index” in the accompanying index supplement.

RTY Index
The RTY Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The RTY Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The RTY Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the RTY Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on August 8, 2012:

OEX Index		RTY Index
Bloomberg Ticker:	OEX	Bloomberg Ticker:	RTY
Current Index Closing Price:	644.61	Current Index Closing Price:	800.16
52 Weeks Ago:	508.63	52 Weeks Ago:	650.96
52 Week High Index Closing Value (on 4/2/12):	645.29	52 Week High Index Closing Value (on 3/26/12):	846.13
52 Week Low Index Closing Value (on 10/3/11):	500.09	52 Week Low Index Closing Value (on 10/3/11):	609.49

August 2012	Page 2

Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Outperformance Return
The following graph plots the Outperformance Returns of the OEX Index relative to the RTY Index over rolling eighteen-month periods commencing on each day in the ten-year period from February 8, 2001 and to February 8, 2011.  Accordingly, each plot point in the graph below represents the Outperformance Return as calculated for the eighteen month period ending on the day related to the plot point within the ten year period commencing on August 8, 2002 and ending on August 8, 2012 (e.g. the plot point for August 8, 2012 shows the Outperformance Return for the eighteen months from February 8, 2011 to August 8, 2012).

Outperformance Return Calculated for each day from August 8, 2002 to August 8, 2012

August 2012	Page 3

Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Key Investment Rationale
For investors who believe large capitalization stocks as represented by the OEX Index will outperform the small capitalization stocks as represented by the RTY Index over the eighteen month term of the Outperformance PLUS, the Outperformance PLUS offer a capped 300% leveraged upside on any outperformance of the OEX Index over the RTY Index subject to the maximum payment at maturity, with a 1% loss of principal amount for every 1% of underperformance by the OEX Index relative to the RTY Index.

Access
Provides an opportunity to express an outperformance view on the relative performance of one index over another regardless of each index’s absolute performance over the term of the Outperformance PLUS.

Upside Scenario
The OEX Index outperforms the RTY Index and the Outperformance PLUS redeem for a capped 300% leveraged return based on the difference between the percentage performances of the OEX Index and the RTY Index.  The maximum payment at maturity will be equal to $11.10 to $11.40, to be determined on the pricing date.

Downside Scenario	The OEX Index underperforms the RTY Index by 100% or more and the Outperformance PLUS redeem for zero payment. You may lose your entire intial investment in the Outperformance PLUS.

Summary of Selected Key Risks (see page 12)

▪	The Outperformance PLUS do not pay interest nor guarantee return of principal

▪	The appreciation potential of the Outperformance PLUS is limited

▪	The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index

▪	Changes in the index return of the OEX Index may be offset or entirely negated by changes in the index return of the RTY Index

▪	Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index or the RTY Index

▪
The Outperformance PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Outperformance PLUS

▪	Adjustments to the OEX Index or the RTY Index could adversely affect the value of the Outperformance PLUS

▪	You have no shareholder rights as an investor in the Outperformance PLUS.

▪	The market price will be influenced by many unpredictable factors

▪	The Outperformance PLUS will not be listed on any securities exchange and secondary trading may be limited

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

▪	Hedging and trading activity could potentially affect the value of the Outperformance PLUS

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Outperformance PLUS

▪	The U.S. federal income tax consequences of an investment in the Outperformance PLUS are uncertain

August 2012	Page 4

Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Fact Sheet
The Outperformance PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, offer no principal protection and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus.  At maturity, an investor will receive for each $10 stated principal amount of Outperformance PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the performance of the OEX Index relative to the performance of the RTY Index at maturity, subject to the maximum payment at maturity.  The Outperformance PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Outperformance PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Issue date:	Maturity date:
August , 2012	August , 2012 (5 business days after the pricing date)	February , 2014
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per Outperformance PLUS
Stated principal amount:	$10 per Outperformance PLUS
OEX Index:	S&P 100® Index
RTY Index:	Russell 2000® Index
Payment at maturity:
•      If the OEX Index outperforms the RTY Index, the product of (i) $10 times (ii) 1 plus (a) the outperformance return times (b) the participation rate, subject to the maximum payment at maturity; or

•      If the OEX Index underperforms the RTY Index, an amount less than the stated principal amount and equal to the product of (i) $10 times (ii) 1 plus the outperformance return.

Please see “How the Outperformance PLUS Work” on page 9.

Maximum payment at maturity:	$11.10 to $11.40 (110% to 114% of the stated principal amount), to be determined on the pricing date
Participation rate:	300%
Outperformance return:
The OEX Index return less the RTY Index return

•      If the OEX Index outperforms the RTY Index, the outperformance return will be positive

•      If the OEX Index underperforms the RTY Index, the outperformance return will be negative

OEX Index return:	OEX Index final value – OEX Index initial value OEX Index initial value
RTY Index return:	RTY Index final value – RTY Index initial value RTY Index initial value
OEX Index initial value:	The closing value of the OEX Index on the pricing date.
OEX Index final value:
The closing value of the OEX Index on the valuation date, subject to postponement for market disruption events and non-index business days as described under “Description of Outperformance PLUS—Valuation Date” in the preliminary pricing supplement.

RTY Index initial value:	The closing value of the RTY Index on the pricing date.
RTY Index final value:
The closing value of the RTY Index on the valuation date, subject to postponement for market disruption events and non-index business days as described under “Description Outperformance PLUS —Valuation Date” in the preliminary pricing supplement.

Closing value:
On any index business day, the official closing value of the relevant index, or any successor index, published at the regular official weekday close of trading on such index business day by the index publisher for such index.

Index publisher for the OEX Index:	Standard & Poor’s Financial Services LLC (“S&P”) or any successor thereto
Index publisher for the RTY Index:	Russell Investments or any successor thereto

August 2012	Page 5

Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Valuation date:	February , 2014, subject to postponement for non-index business days and certain market disruption events
Risk factors:	Please see “Risk Factors” on page 12.

General Information
Listing:	The Outperformance PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	61755S545 / US61755S5459
Minimum ticketing size:	$1,000 / 100 Outperformance PLUS
Tax consideration:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Outperformance PLUS offered under this document and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Outperformance PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, an Outperformance PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Outperformance PLUS is respected, the following U.S. federal income tax consequences should result based on current law:

•      a U.S. Holder should not be required to recognize taxable income over the term of the Outperformance PLUS prior to settlement, other than pursuant to a sale or exchange;

•      upon sale, exchange or settlement of the Outperformance PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Outperformance PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Outperformance PLUS for more than one year, and short-term capital gain or loss otherwise.

Investors should note that the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement does not address the tax consequences to an investor holding the Outperformance PLUS as part of a hedging transaction, “straddle,” conversion transaction, integrated transaction or constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the S&P 100 Index or  the Russell 2000 Index or any component thereof should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Outperformance PLUS (including the potential application of the “straddle” rules).

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Outperformance PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Outperformance PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Outperformance PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Outperformance PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal

August 2012	Page 6

Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Outperformance PLUS.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Outperformance PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Outperformance PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Outperformance PLUS by taking long positions in the stocks underlying the OEX Index and trading short in the stocks underlying the RTY Index, by taking positions in futures contracts on the OEX Index and the RTY Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging.  We cannot give any assurance that our hedging activities will not affect the value of the OEX Index or the RTY Index and, therefore, adversely affect whether the OEX Index outperforms the RTY Index, the value of the Outperformance PLUS or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Outperformance PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Outperformance PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Outperformance PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Code Section 4975 for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Outperformance PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Outperformance PLUS.

Because we may be considered a party in interest with respect to many Plans, the Outperformance PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Outperformance PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Outperformance PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Outperformance PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that

August 2012	Page 7

Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Outperformance PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Outperformance PLUS are contractual financial instruments.  The financial exposure provided by the Outperformance PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Outperformance PLUS.  The Outperformance PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Outperformance PLUS.

Each purchaser or holder of any Outperformance PLUS acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Outperformance PLUS, (B) the purchaser or holder’s investment in the Outperformance PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Outperformance PLUS;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Outperformance PLUS and (B) all hedging transactions in connection with our obligations under the Outperformance PLUS;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Outperformance PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Outperformance PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Outperformance PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Outperformance PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Outperformance PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Outperformance PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $0.20 for each Outperformance PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

August 2012	Page 8

Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Outperformance PLUS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

August 2012	Page 9

Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

How the Outperformance PLUS Work
The following graph illustrates the payout on an Outperformance PLUS at maturity for a range of hypothetical outperformance returns.  Outperformance return is a measure of the relative performance of the OEX Index to the RTY Index, not of the standalone performance of the OEX Index or the RTY Index.  The outperformance return can be negative even when the OEX Index level has increased over the term of the Outperformance PLUS and can be positive even when the OEX Index level has declined.  Please see the “Examples – Relative Index Performances” below. The Outperformance PLUS zone illustrates the leveraging effect of the participation rate.  The graph is based on the following hypothetical terms:

Stated principal amount per Outperformance PLUS:	$10
Participation rate:	300%
Maximum payment at maturity:	$11.25

Payment at Maturity

August 2012	Page 10

Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

How it works

▪
If the OEX Index outperforms the RTY Index so that the OEX Index return is equal to or greater than the RTY Index return, the outperformance return will be equal to or greater than zero and an investor will realize a payment at maturity based on that outperformance return and the participation rate, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at an outperformance return of approximately 4.17%.

▪	If the outperformance return is 3%, the investor would receive a 9% return, or $10.90.

▪	If the outperformance return is 25%, the investor would receive the hypothetical maximum payment at maturity of 112.5% of the stated principal amount, or $11.25.

▪
If the OEX Index underperforms the RTY Index so that the RTY Index return is greater than the OEX Index return, the payment at maturity will be an amount which is less than the stated principal amount based on a 1% loss of principal for each 1% of underperformance.

▪	If the outperformance return is – 15%, the investor would receive a – 15% return, or $8.50.

▪	If the outperformance return is – 100%, the investor would receive zero payment at maturity.

Examples – Relative Index Performances
The following examples demonstrate the effect of the relative performances of each of the OEX Index and RTY Index on your investment return and are based on the hypothetical terms set out on the preceding page.

	Example 1	Example 2	Example 3	Example 4	Example 5
OEX Index return:	5%	– 10%	30%	15%	5%
RTY Index return:	2%	– 13%	5%	30%	105%
Amount of outperformance:	3%	3%	25%	-	-
Amount of underperformance:	-	-	-	15%	100%
Outperformance return:	3%	3%	25%	–15%	–100%
Payment at maturity:	$10.90	$10.90	$11.25	$8.50	$0.00
Return on Outperformance PLUS:	9%	9%	12.5%	–15%	–100%

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Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

In Example 1, the OEX Index has increased 5% and the RTY Index has increased 2%, giving an outperformance return of 3% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $10.90, which represents a 9% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (3% x 300%)]), subject to the maximum payment at maturity = $10.90

In Example 2, the OEX Index has decreased 10% and the RTY Index has decreased 13%, giving an outperformance return of 3% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $10.90, which represents a 9% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (3% x 300%)]), subject to the maximum payment at maturity = $10.90

Accordingly, even though the OEX Index has decreased over the term of the Outperformance PLUS, it has still outperformed the RTY Index and as such, you will receive a positive return on your investment.

In Example 3, the OEX Index has increased 30% and the RTY Index has increased 5%, giving an outperformance return of 25% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore the hypothetical maximum payment at maturity of $11.25, which represents a 12.5% return on the Outperformance PLUS.

Payment at maturity = ($10 times [1 + (25% x 300%)]), subject to the maximum payment at maturity = $11.25

Accordingly, even though the OEX Index has outperformed the RTY Index by 25%, your payment at maturity is capped by the hypothetical maximum payment at maturity of 112.5% of the stated principal amount (or $11.25).  You will not receive the benefit of any outperformance in excess of the maximum payment at maturity.

In Example 4, the OEX Index has increased 15% and the RTY Index has increased 30%, giving an outperformance return of – 15% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  Because the OEX Index has underperformed relative to the RTY Index, the payment at maturity is therefore $8.50, which represents a – 15% return on the Outperformance PLUS.

Payment at maturity = $10 times [1 + (– 15%)] = $8.50

Accordingly, even though the OEX Index has increased over the term of the Outperformance PLUS, it has underperformed the RTY Index and as such, you will receive a payment at maturity which is less than the $10 stated principal amount by amount proportionate to the underperformance.

In Example 5, the OEX Index has increased 5% and the RTY Index has increased 105%, giving an outperformance return of – 100% (representing the difference between the performance of the OEX Index and the performance of the RTY Index).  The payment at maturity is therefore $0.00, which represents a – 100% return on the Outperformance PLUS.

Payment at maturity = $10 times [1 + (– 100%)]) = $0.00

Accordingly, even though the OEX Index has increased over the term of the Outperformance PLUS, it has underperformed the RTY Index by 100% and as such, you will receive zero payment at maturity.  If the outperformance return is equal to or less than – 100%, you will lose all of your investment in the Outperformance PLUS.

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Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Outperformance PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Outperformance PLUS.

▪
The Outperformance PLUS do not pay interest nor guarantee return of principal. The terms of the Outperformance PLUS differ from those of ordinary debt securities in that we will not pay you interest and will not offer any principal protection.  Instead, at maturity you will receive for each $10 stated principal amount of Outperformance PLUS that you hold an amount in cash based upon the performance of the OEX Index relative to the performance of the RTY Index.  If the OEX Index underperforms the RTY Index, you will receive an amount in cash at maturity that is less than the $10 stated principal amount by an amount proportionate to the negative outperformance return.  You will lose some or all of your investment in the Outperformance PLUS if the OEX Index underperforms the RTY Index.

▪
The appreciation potential of the Outperformance PLUS is limited.  The appreciation potential of the Outperformance PLUS is limited by the maximum payment at maturity of $11.10 to $11.40, or 110% to 114% of the stated principal amount.  Although the participation rate provides 300% exposure to any positive outperformance return, because the payment at maturity will be limited to 110% to 114% of the stated principal amount for the Outperformance PLUS (to be determined on the pricing date), the enhanced return provided by the participation rate is progressively reduced as the outperformance return exceeds approximately 3.67% to approximately 4.67%.

▪
The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index. The payment at maturity is based on the performance of the OEX Index relative to the performance of the RTY Index.  Accordingly, the OEX Index must increase over the term of the Outperformance PLUS by a greater percentage (or, if the RTY Index and the OEX Index both decrease, decrease by lower percentage) than the percentage increase (or decrease, if applicable) of the RTY Index.  If the OEX Index underperforms the RTY Index, you will lose some or all of your money on your investment even if the OEX Index has increased over the term of the Outperformance PLUS.  In addition, price movements in either index will affect the payment at maturity and a decrease in the OEX Index combined with an increase in the RTY Index will amplify the underperformance and consequently the loss on the Outperformance PLUS at maturity.

▪
Changes in the index return of the OEX Index may be offset or entirely negated by changes in the index return of the RTY Index.  Changes in the index return of the OEX Index may be offset or entirely negated by corresponding changes in the index return of the RTY Index. If the index return of the OEX Index strongly correlates with the index return of the RTY Index, you may not receive any positive return on your investment or you may lose some or all of your investment at maturity.  Conversely, if the index return of the OEX Index does not correlate with the index return of the OEX Index, your investment will be exposed to any underperformance of the OEX Index relative to the RTY Index.  Your Outperformance PLUS may be subject to a loss even if the OEX Index appreciates or the RTY Index depreciates during the term of the Outperformance PLUS.

▪
Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index or the RTY Index. Investing in the Outperformance PLUS is not equivalent to investing in the OEX Index or the RTY Index or their respective component stocks.  Unlike a direct investment in the OEX Index or the RTY Index, if the OEX Index underperforms the RTY Index, you will lose money on your investment, even if the OEX Index has increased over the term of the Outperformance PLUS.

▪
The Outperformance PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Outperformance PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Outperformance PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the Outperformance PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Outperformance PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Outperformance PLUS.

▪
Adjustments to the OEX Index or the RTY Index could adversely affect the value of the Outperformance PLUS.  S&P or Russell Investments may discontinue or suspend calculation or publication of the OEX Index or the RTY Index, respectively, at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to

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Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the Outperformance PLUS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the valuation date, the payout on the Outperformance PLUS will be an amount based on the closing prices of the stocks underlying the OEX Index or the RTY Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the OEX Index or the RTY Index last in effect prior to such discontinuance.

▪
You have no shareholder rights as an investor in the Outperformance PLUS.  As an investor in the Outperformance PLUS, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the OEX Index or the RTY Index.

▪
The Outperformance PLUS are linked to the RTY Index and are subject to risks associated with small-capitalization companies.  The RTY Index consists of stocks issued by companies with relatively small market capitalization.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the RTY Index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The amount payable on the Outperformance PLUS is not linked to the values of the OEX Index and the RTY Index at any time other than the valuation date.  The OEX Index final value and the RTY Index final value will be based on the closing values of such indices on the valuation date, subject to postponement for non-index business days and certain market disruption events.  Even if the OEX Index outperforms the RTY Index prior to the valuation date but then the outperformance return is lower on the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the values of the OEX Index and the RTY Index prior to such drop.  Although the actual values of the OEX Index and the RTY Index on the stated maturity date or at other times during the term of the Outperformance PLUS may be higher or lower than the OEX Index final value and the RTY Index final, the payment at maturity will be based solely on the closing values of such indices on the valuation date.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the market price of the Outperformance PLUS, including: the value and performance of the OEX Index and the RTY Index at any time, and in particular, whether the OEX Index is outperforming or underperforming the RTY Index; changes in the volatility (frequency and magnitude of changes in values) of the OEX Index and the RTY Index; interest and yield rates in the market; geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the respective stocks underlying the OEX Index and the RTY Index or stock markets generally and that may affect the closing values of the OEX Index and the RTY Index on the valuation date; the time remaining until the Outperformance PLUS mature; the dividend rate on the respective stocks underlying the OEX Index and the RTY Index; and our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your Outperformance PLUS prior to maturity.

▪
The Outperformance PLUS will not be listed on any securities exchange and secondary trading may be limited.  The Outperformance PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Outperformance PLUS.  MS & Co. may, but is not obligated to, make a market in the Outperformance PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Outperformance PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Outperformance PLUS, the price at which you may be able to trade your Outperformance PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Outperformance PLUS, it is likely that there would be no secondary market for the Outperformance PLUS.  Accordingly, you should be willing to hold your Outperformance PLUS to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any,

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Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

at which MS & Co. is willing to purchase Outperformance PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Outperformance PLUS, as well as the projected profit included in the cost of hedging our obligations under the Outperformance PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity could potentially affect the value of the Outperformance PLUS.  MS & Co. and other affiliates of ours will carry out hedging activities related to the Outperformance PLUS (and possibly to other instruments linked to the OEX Index, the RTY Index or their component stocks), including trading in the stocks underlying the OEX Index and/or trading short in the stocks underlying the RTY Index, and by taking positions in futures contracts on the OEX Index and the RTY Index as well as in other instruments related to the OEX Index and the RTY Index.  MS & Co. and some of our other subsidiaries also trade the stocks underlying the OEX Index and the RTY Index and other financial instruments related to the OEX Index and the RTY Index and the stocks underlying the OEX Index and the RTY Index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the price of the OEX Index and/or decrease the value of the RTY Index and, as a result, could adversely affect the values at which the OEX Index and the RTY Index must close so that you do not suffer a loss on your initial investment in the Outperformance PLUS.  Additionally, such hedging or trading activities during the term of the Outperformance PLUS could potentially affect the values of the OEX Index and the RTY Index, including their performance relative to each other and, accordingly, the amount of cash you will receive at maturity.

▪
The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the Outperformance PLUS.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally, the OEX Index and the RTY Index and on each of the components making up the OEX Index and the RTY Index.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Outperformance PLUS.  Any of these activities may adversely affect the market value of the Outperformance PLUS.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Outperformance PLUS.  As calculation agent, MS & Co. will determine the OEX Index initial value, the RTY Index initial value, the OEX Index final value, the RTY Index final value, the OEX Index return, the RTY Index return, the outperformance return and calculate the payment at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of one or both indices, may affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the Outperformance PLUS are uncertain.  Please read the discussion under “Additional provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Outperformance PLUS.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Outperformance PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the Outperformance PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Outperformance PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Outperformance PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Outperformance PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.

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Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Outperformance PLUS, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Outperformance PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Outperformance PLUS due February    , 2014
Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

Information About the Indices

OEX Index
The OEX Index is calculated, maintained and published by Standard and Poor’s.  It is a subset of the S&P 500® Index and comprises 100 leading U.S. stocks with exchange-listed options.  Constituents of the OEX Index are selected for sector balance.  The calculation of the value of the OEX Index is based on the relative value of the aggregate market value of the common stocks of 100 companies as of a particular time as compared to the aggregate average market value of the common stocks of 100 similar companies during the base period.  For additional information about the OEX Index, see the information set forth under “S&P 100® Index” in the accompanying index supplement.

RTY Index
The RTY Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The RTY Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The RTY Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the RTY Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Historical Information
The following tables set forth the high and low closing values, as well as end-of-quarter closing values, of the OEX Index and the RTY Index for each quarter in the period from January 1, 2007 through August 8, 2012.  On August 8, 2012, the index closing value of the OEX Index was 644.61 and the index closing value of the RTY Index was 800.16.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the OEX Index and the RTY Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the OEX Index and the RTY Index on the valuation date.  We cannot give you any assurance that the performance of the OEX Index over the term of the Outperformance PLUS will be greater than the performance of the RTY Index so that you will receive a payment at maturity greater than the $10 stated principal amount.

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Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

OEX Index	High	Low	Period End
2007
First Quarter	670.21	630.47	649.89
Second Quarter	705.79	650.65	692.77
Third Quarter	718.11	655.83	714.49
Fourth Quarter	729.79	657.79	685.65
2008
First Quarter	676.12	589.15	613.71
Second Quarter	653.49	579.62	581.09
Third Quarter	604.47	515.52	544.73
Fourth Quarter	545.60	367.10	431.54
2009
First Quarter	444.52	322.13	377.35
Second Quarter	440.30	384.14	429.66
Third Quarter	494.35	412.29	488.35
Fourth Quarter	519.13	475.48	514.09
2010
First Quarter	537.09	486.85	534.91
Second Quarter	553.87	467.65	467.65
Third Quarter	519.34	463.84	514.66
Fourth Quarter	566.78	513.31	565.90
2011
First Quarter	602.49	562.51	592.72
Second Quarter	608.33	563.62	587.31
Third Quarter	602.51	506.61	513.37
Fourth Quarter	577.38	500.09	570.79
2012
First Quarter	644.38	580.53	640.68
Second Quarter	645.29	583.83	623.82
Third Quarter (through August 8, 2012)	644.61	612.65	644.61

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Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

RTY Index	High	Low	Period End
2007
First Quarter	829.44	760.06	800.71
Second Quarter	855.09	803.22	833.7
Third Quarter	855.77	751.54	805.45
Fourth Quarter	845.72	735.07	766.03
2008
First Quarter	753.55	643.97	687.97
Second Quarter	763.27	686.07	689.66
Third Quarter	754.38	657.72	679.58
Fourth Quarter	671.59	385.31	499.45
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter (through August 8, 2012)	818.49	767.75	800.16

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Based on the Performance of the S&P 100® Index Relative to the Russell 2000® Index

The following graph plots the respective historical percentage performances of the OEX Index and the RTY Index for the period January 1, 2007 to August 8, 2012, using the values of the indices on January 1, 2007 as the starting point.  We obtained the information below from Bloomberg Financial Markets, without independent verification.

OEX Index Performance vs RTY Index Performance January 1, 2007 to August 8, 2012

August 2012	Page 20